Exhibit 99.9

February 13, 2008

National Integrity Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202

       RE:      Opinion of Counsel
                Separate Account II of National Integrity Life Insurance Company File Nos. 033-51126 and 811-07132
                Pinnacle V

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 23 to a registration statement filed on form N-4 for the Pinnacle V flexible premium variable annuity to be issued by National Integrity Life Insurance Company and its Separate Account II and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgement are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1. National Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2.   Separate Account II is a Unit Investment Trust as that term is defined in
     Section 4(2) of the Investment Company Act of 1940 (the Act) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3. Upon the acceptance of contributions paid by an owner pursuant to a contract issued in accordance with the prospectus contained in the registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the National Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Associate Counsel - Securities
Western & Southern Financial Group, Inc.

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